                                                                EXHIBIT 12.1

Computation of Ratio of Earnings to Fixed Charges
Robbins & Myers, Inc.


                                                                Nine Months
                                Year ended August 31            Ended May 31

                        1991    1992    1993    1994    1995    1995    1996
                        ----    ----    ----    ----    ----    ----    ----
Fixed Charges:
   Interest Expense         88      60     116   1,457   7,287   5,552   5,304

   Capitalized Int           0       0       0       0       0       0       0

   Debt Expense              0       0       0      23     135     101     101

   Rental Expense
     Interest Factor       240     293     280     278     649     499     532
                        ------  ------  ------  ------  ------  ------  ------
   Total Fixed Charges     328     353     396   1,758   8,071   6,152   5,937
                        ======  ======  ======  ======  ======  ======  ======
Earnings:
   IBIT                  9,711   9,832   9,746  10,645  19,033  13,694  22,479

   Plus Fixed Charges
     per above less
     Cap Int               328     353     396   1,758   8,071   6,152   5,937

   Amort of Cap Int          0       0       0       0       0       0       0
                        ------  ------  ------  ------  ------  ------  ------
   Total Earnings       10,039  10,185  10,142  12,403  27,104  19,846  28,416
                        ======  ======  ======  ======  ======  ======  ======
   Ratio                  30.6    28.9    25.6     7.1     3.4     3.2     4.8
                        ======  ======  ======  ======  ======  ======  ======

